    As filed with the Securities and Exchange Commission on August 27, 1997
                                                 Registration Number 333-26109



                          SECURITIES AND EXCHANGE COMMISSION
                                Washington D.C.  20549


                                   AMENDMENT NO. 2
                                          TO
                                       FORM S-3


               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


               PACIFIC PHARMACEUTICALS, INC. (FORMERLY XYTRONYX, INC.)
               -------------------------------------------------------
                (Exact name of registrant as specified in its charter)



               Delaware                                36-3258753
    ---------------------------------     ------------------------------------
       (State of incorporation)           (I.R.S. Employer Identification No.)

         6730 Mesa Ridge Road, Suite A, San Diego, CA 92121 - (619) 550-3900
         -------------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Dr. H. Laurence Shaw
                        President and Chief Executive Officer
         6730 Mesa Ridge Road, Suite A, San Diego, CA 92121 - (619) 550-3900
         -------------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code, of agent for service)

                                   With a copy to:
                                 Edward F. Cox, Esq.
                           Donovan Leisure Newton & Irvine
            30 Rockefeller Plaza, New York, New York 10112  (212) 632-3050

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.      / /

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.      /X/

     If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.      / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.      / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.      / /

                           CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
  Title of Each Class                          Proposed Maximum     Proposed Maximum      Amount of
  of Securities to be       Amount to be        Offering Price    Aggregate Offering     Registration
     Registered              Registered         Per Unit (1)(2)       Price (1)(2)          Fee
--------------------------------------------------------------------------------------------------------
Common Stock                  10,416,978           $1.0625            $11,067,720         $3,353.85
($0.02 par value)(3)          Shares

Common Stock                  5,250,150            $1.0625            $ 5,578,284         $1,690.39
($0.02 par value)(4)          Shares

Common Stock                  309,734              $1.0625            $   329,092         $   99.72
($0.02 par value)(5)          Shares

Common Stock                  1,250,038            $1.0625            $ 1,328,165         $  402.47
($0.02 par value)(6)          Shares

Common Stock                  2,604,245            $1.0625            $ 2,767,010         $  838.49
($0.02 par value)(7)          Shares

Class A Warrants(8)           6,500,188            $1.1875            $ 7,718,973         $2,339.08
                              Warrants

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 475(c) under the Securities Act of 1933 on the basis of the average of the high and low prices per share of the Registrant's Common Stock as reported by the American Stock Exchange on April 21, 1997.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the difference between the highest exercise price of the Warrants and the average of the high and low prices per share of the Common Stock as in (1) above.


(3) Represents shares of Common Stock issuable upon the conversion of shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") issued in the registrant's private placement of Premium Preferred Units which closed on March 7, 1997 (the "1997 Private Placement").


(4) Represents shares of Common Stock underlying Class A Warrants (includes 5,000,150 shares underlying Class A Warrants issued in the 1997 Private Placement, 100,000 shares underlying Class A Warrants issued to Wound Healing of Oklahoma, Inc. in consideration of a license agreement, and 150,000 shares underlying Class A Warrants issued to Aries Trust and Aries Domestic in consideration for a Line of Credit).

(5) Represents shares of Common Stock underlying Class B Warrants (the "Settlement Warrants").

(6) Represents shares of Common Stock underlying Common Stock purchase warrants, which warrants partly underlie a Unit Purchase Option and an Advisory Option (the "Paramount Options") granted to Paramount Capital, Inc. ("Paramount") that, in the aggregate, entitled Paramount to purchase 25 Premium Preferred Units at an exercise price equal to 110% of the per unit price paid by the investors in the 1997 Private Placement.

(7) Represents shares of Common Stock underlying Convertible Preferred Stock, which shares of Convertible Preferred Stock partly underlie the Paramount Options.

(8) Class A Warrants to purchase Common Stock (includes 5,000,150 Class A Warrants issued in the 1997 Private Placement, 100,000 Class A Warrants issued to Wound Healing of Oklahoma in consideration of a License Agreement, 150,000 Class A Warrants issued to Aries Trust and Aries Domestic in consideration for a Line of Credit, and 1,250,038 Class A Warrants issued to Paramount pursuant to the Paramount Options).


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time this registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such State.


                    Subject to Completion, dated August ___, 1997


PROSPECTUS
----------



                            PACIFIC PHARMACEUTICALS, INC.


                          19,831,145 SHARES OF COMMON STOCK

                              6,500,188 CLASS A WARRANTS

                       ----------------------------------------


This Prospectus relates to an offering (the "offering") by the holders of the Settlement Warrants and by the securityholders named herein under the caption "Selling Securityholders" (collectively, the "Selling Securityholders") or by pledgees, donees, transferees or other successors in interest of the Selling Stockholders (the "Transferees") for sale to the public of the following securities of Pacific Pharmaceuticals, Inc., a Delaware corporation ("Pacific Pharmaceuticals" or the "Company"): (i) 10,416,978 shares of the Company's common stock, par value $0.02 per share (the "Common Stock") issuable upon the conversion of shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock"); (ii) 5,250,150 shares of Common Stock underlying Class A Warrants (the "Class A Warrants"); (iii) 309,734 shares of Common Stock underlying Class B Warrants (the "Settlement Warrants"); (iv) 1,250,038 shares of Common Stock underlying Common Stock purchase warrants, which warrants partly underlie a Unit Purchase Option and an Advisory Option (the "Paramount Options") granted to Paramount Capital, Inc. ("Paramount") that, in the aggregate, entitled Paramount to purchase 25 Premium Preferred Units at an exercise price equal to 110% of the per unit price paid by the investors in the Company's private placement of Premium Preferred Units which closed on March 7, 1997 (the "1997 Private Placement"); (v) 2,604,245 shares of Common Stock underlying Convertible Preferred Stock, which shares of Convertible Preferred Stock partly underlie the Paramount Options; and (vi) 6,500,188 Class A Warrants to purchase shares of Common Stock issued by the Company and held by the Selling Securityholders. The number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and upon exercise of the Class A Warrants, the Settlement Warrants, and the Paramount Options is subject to adjustment in certain events.


                       ----------------------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 9 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

                       ----------------------------------------

The Common Stock and Class A Warrants are separately tradable. Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $1.00 per share subject to adjustment, at any time from issuance until November 26, 2005. The Class A Warrants are subject to redemption by the Company at $.10 per warrant on 60 days' prior written notice provided that the closing bid quotation of the Common Stock as reported on the American Stock Exchange ("AMEX"), or on such exchange on which the Common Stock is then traded, exceeds 400% of the exercise price per share for 20 consecutive trading days ending three days prior to the date of redemption. See "Description of Securities".
If a market for the Class A Warrants develops, a holder may sell Class A Warrants instead of exercising them.

The Company will not receive any of the proceeds from the sale of shares of Common Stock or Class A Warrants. The Registration Statement of which this Prospectus forms a part is being filed pursuant to the terms of certain agreements between the Company and the Selling Securityholders.

The Selling Securityholders have advised the Company that they or the Transferees may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders, the Transferees and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders or Transferees in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution."

The Company has informed the Selling Securityholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to the sales of their shares offered hereby. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby. Certain Selling Securityholders may from time to time purchase shares of Common Stock in the open market. The Selling Securityholders have been notified that they should not commence any distribution of shares of Common Stock unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.


The Common Stock is listed and traded on the American Stock Exchange under symbol "PHA." The closing price of the Common Stock on August 25, 1997 was $1.6875 per share. No trading market for the Class A Warrants or the Settlement Warrants currently exists.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is August __, 1997.

                                AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's Regional Offices at the 13th Floor, World Trade Center, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that also contains such material regarding the registrant. Such documents filed by the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006.

The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:


     (1) The Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended March 31, 1997;

     (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

     (3) The Company's Current Report on Form 8-K filed with the Commission on June 10, 1997;


     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-14838), declared effective on September 23, 1986, by which the Company's shares of Common Stock were registered under Section 12 of the Exchange Act and any other amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock or Class A Warrants shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Pacific Pharmaceuticals, Inc., 6730 Mesa Ridge Road, Suite A, San Diego, CA 92121,
Attention: Investor Relations.  Telephone: (619) 550-3900.


                IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS


Certain of the statements set forth under the captions "Risk Factors" and "Use of Proceeds" and set forth elsewhere in this Prospectus constitute "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbors from liability created thereby. All such forward looking statements involve risks and uncertainties, including those statements regarding risks of new product development; market uncertainty; government regulation; need for FDA and other regulatory approval; lengthy and uncertain approval process; dependence on WHO license agreement and BTI Agreement; risk of loss of technology; dependence on others for marketing and manufacturing; uncertainty of protection offered by patents and trade secrets; absence of market for Class A Warrants; the impact of potential AMEX delisting on marketability of securities; and risk of penny stock regulation. Many other important factors set forth under the caption "Risk Factors" affect the Company's ability to achieve the stated outcomes and to successfully develop and commercialize its products, including those statements regarding development stage company; accumulated deficit; anticipated future losses; limited cash resources; potential need for substantial additional funds; substantial dilution; dependence upon key personnel; and competition. As a result, there can be no assurance that the forward looking statements in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

--------------------------------------------------------------------------------
                                  PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS AND THE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING IN THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

THE COMPANY


On August 7, 1997, the Company's stockholders approved an amendment to the Certificate of Incorporation to change the name of the Company to Pacific Pharmaceuticals, Inc. The Company was formerly known as Xytronyx, Inc.

Pacific Pharmaceuticals, Inc., is engaged primarily in the development and commercialization of medical products based on biotechnological research relating to the treatment and detection of cancer and other diseases. As described more fully below, the Company completed two transactions in the fiscal year ended March 31, 1997, under which it acquired or otherwise gained rights to two proprietary technologies in the area of cancer therapy, both of which are undergoing preparation for human clinical trials.


In June 1996, the Company entered into an agreement giving it the option to acquire Binary Therapeutics, Inc. ("BTI"). BTI is the holder of certain proprietary technologies in the Photodynamic Therapy ("PDT") area for the treatment of cancer. PDT is an emerging mode of treatment for cancer which uses the combination of light-activated drugs and nonthermal light to achieve selective, photochemical destruction of cancer cells with minimal effect on surrounding normal tissue. See PHOTODYNAMIC THERAPY (PDT) / BINARY THERAPEUTICS, INC. below.

In May 1996, the Company acquired an exclusive license from Wound Healing of Oklahoma to Photodynamic Immunotherapy-TM- ("PDIT-TM-") technology, also for the treatment of cancer. PDIT cancer treatment consists of the injection of a combination of an infrared absorbing dye (photosensitizing drug) and an immunoadjuvant directly into a tumor, followed by illumination with an infrared laser. See PHOTODYNAMIC IMMUNOTHERAPY (PDIT) TREATMENT FOR CANCER/WOUND HEALING OF OKLAHOMA below.

The Company believes that these two separate technologies and product development opportunities complement each other and offer potential efficiencies and other strategic benefits in relation to development requirements and expected uses.

Beyond the cancer therapy area, the Company also has two products which are further along in development and are undergoing commercialization: The Periodontal Tissue Monitor (the "PTM"), a disposable test used to assist with the diagnosis and monitoring of periodontal disease, and the Company's Kephra-TM- photochromic technology.

     PHOTODYNAMIC THERAPY (PDT) / BINARY THERAPEUTICS, INC.


In June 1996, Pacific Pharmaceuticals entered into an agreement (the "BTI Agreement") with BTI under which the Company was granted an option to acquire BTI by a merger of BTI into a wholly owned subsidiary of the Company. If the Company elects to exercise its option, the BTI Agreement calls for the Company to issue Common Stock to the stockholders of BTI with an aggregate acquisition value of $6,000,000. By a letter dated February 27, 1997, the Company and BTI have agreed to extend the period during which the Company may exercise its option to acquire BTI from April 30, 1997 until such time as BTI has completed human clinical trials of the Boronated Porphyrin (BOPP) at an agreed upon dose level (the "Option Period"). The Option


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Period was extended at the Company's request to enable BTI to complete preclinical studies, to commence clinical trials in humans and to demonstrate that a given dose level of BOPP in humans would not cause certain adverse events. The acquisition price was not changed by the February 27 letter amendment. The Company believes that the extension of the Option Period will give it greater opportunity to access the preliminary data resulting from the BOPP preclinical trials and the Phase I human clinical trials and to evaluate the possibility of adverse events in human patients before determining whether to acquire BTI. Accordingly, the Company has elected to defer exercise of the option.


Preclinical testing of BOPP in the United States and Australia, including testing with various animal models, has indicated that BOPP has the following advantages over certain existing PDT agents (including hematoporphyrin or HpD, Photofrin and Foscan) in the treatment of brain cancers:


- Selective (as much as 400 in tumors to 1 in healthy tissue) retention of BOPP in brain tumor models, compared to a 30 to 1 or less for existing known compounds.
- Intracellular localization in mitochondria (the energy center of the cell) for more efficient tumor cell killing.
-    Highly water soluble and stable under physiological conditions.


BTI and the Company are completing the pre-clinical work necessary for the submission of an Investigational New Drug Application ("IND") to the United States Food and Drug Administration ("FDA") with respect to BOPP for treatment of brain cancer. BTI and the Company's current objective is to commence a Phase I clinical study of PDT using BOPP in the treatment of brain cancer patients in 1997 after seeking IND approval. There can be no assurance, however, that IND approval will be obtained within that time frame or at all.

The Company believes, based upon the results of preclinical studies, that BOPP may also be useful as a photosensitizing drug for PDT treatment of pancreatic tumors. Patents encompassing the BOPP technology have been issued to the Regents of the University of California in the United States and Australia, Ireland and South Africa. Patent applications are pending in Canada, the European Patent Organization, Japan, Norway and Israel. Rights related to the above patents were licensed to BTI under an Exclusive License Agreement dated July 1, 1992, as amended August 29, 1995, pursuant to which BTI is obligated to make certain payments.

     PHOTODYNAMIC IMMUNOTHERAPY (PDIT) TREATMENT FOR CANCER/ WOUND HEALING OF OKLAHOMA

The Company obtained an exclusive worldwide license to the PDIT technology in May 1996 under an agreement with Wound Healing of Oklahoma ("WHO"), a privately held company. The agreement calls for the Company to pay WHO royalties based on sales of products incorporating the PDIT technology, including a minimum royalty of $50,000 per year. The Company has also entered into a research agreement with WHO under which the principal developers of the PDIT technology are assisting with the preparation of the IND application to the FDA and performing additional studies to investigate the mechanism of PDIT.


Similar to traditional PDT, PDIT treatment is intended to produce tumor tissue destruction in the primary area of therapy. However, an important difference between PDIT and PDT is that PDIT treatment is also intended to trigger an immune reaction in the patient to complete the destruction of the primary tumor and to also destroy metastatic tumors. The Company believes that the


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


potential of PDIT therapy to destroy metastatic tumors may offer an improved methodology for treatment of cancers such as breast, lung and prostate cancer. There is no assurance that the Company's belief will prove correct. The Company's scientific collaborators have obtained high response rates with PDIT in the DMBA-4 cell line, a very challenging animal breast tumor model, which is characterized by rapid proliferation of the primary tumor and the formation of metastatic tumors throughout the body. Accordingly, the Company has targeted breast cancer for initial human clinical studies with PDIT treatment. The Company's current objective is to facilitate the initiation of a physician-sponsored human clinical study of the treatment of breast cancer patients in 1997. A patent application encompassing PDIT treatment was originally filed in the United States and the countries party to the Patent Cooperative Treaty ("PCT") by three individual researchers. The individuals subsequently assigned their interest in such applications to WHO in April 1995.


     AST DIAGNOSTIC TECHNOLOGY:  THE PERIODONTAL TISSUE MONITOR (PTM)

The Periodontal Tissue Monitor (the "PTM") is a disposable test developed by the Company to assist dental practitioners with the diagnosis and monitoring of the treatment of periodontitis, a serious form of periodontal disease and the most common cause of tooth loss in adults. The PTM is a simple, chairside, eye-readable test based on the identification of aspartate aminotransferase ("AST"), an enzyme which is released when cells die.

The PTM is approved for sale in the United States, Canada, China and much of Western Europe. U.S. clinical trials were completed in March 1996, and the Company submitted a Premarket Approval ("PMA") application in respect of the PTM to the FDA in September 1996. On June 5, 1997, the Company received an "approvable letter" from the FDA in respect of its PMA for the PTM contingent upon certain manufacturing requirements and labeling issues being met. On June 23, 1997, the Company received final approval from the FDA for commercial distribution of the PTM.


In May 1996 the Company entered into an agreement with Hawe-Neos Dental to distribute the PTM in Europe. Hawe-Neos, which is headquartered in Bioggio, Switzerland, has more than 60 years experience in manufacturing and marketing dental products in Europe. Hawe-Neos launched PTM at the 27th International Dental Show in Cologne, Germany in April 1997. In May 1996, the Company signed a letter of intent with Steri-Oss, a leading dental implant company, for distribution of the PTM in North America and other countries. A definitive agreement with Steri-Oss was signed in August 1997. The Company's marketing partner in Japan, Shofu, is waiting on regulatory approval for PTM in that country.


Two U.S. patents relating to the licensed PTM technology have been issued to the University of Illinois, though international patent protection was only available on one of the technologies. The Company has also been issued a patent relating to the use of AST in a "one-step" kit format in the U.S., Australia, Canada, Hong Kong, Israel, Japan, New Zealand, Singapore, South Africa and the European Patent Organization. A patent application has been filed pursuant to the PCT.

     KEPHRA-TM- PHOTOCHROMIC TECHNOLOGY


The name "Kephra" encompasses the Company's family of dyes which react with sunlight or other sources of UV light. The Kephra dyes are colorless when viewed under room fluorescent or incandescent light but become very colorful when exposed to UV light. The Company has the ability to license this technology for applications including consumer health, apparel, promotional and advertising programs and other products. Patent applications for the Company's

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Kephra-TM- photochromic technology have been filed in Australia, Brazil, Canada, the European Patent Organization, Japan and Taiwan.


                                 *   *   *    *    *

The Company's offices are at 6730 Mesa Ridge Road, Suite A, San Diego, CA 92121, and its telephone number is (619) 550-3900.


THE OFFERING

Securities Offered:


     Common Stock . . . . . . . .  19,831,145 shares of Common Stock, par value
                                   $0.02 per share, offered by the Selling
                                   Securityholders.(1)(2)(3)(4)(5)


     Class A Warrants . . . . . .  6,500,188 Class A Warrants to purchase Common
                                   Stock, currently issued and outstanding, offered by the Selling Securityholders.(6)


Common Stock Outstanding
     prior to the Offering. . . . . . . . . .  8,467,279 shares as of August
                                               25, 1997.(7)

Class A Warrants Outstanding
     prior to the Offering. . . . . . . . . .  13,110,907 warrants as of August
                                               25, 1997.


Plan of Distribution. . .     The Common Stock and Class A Warrants offered
                              hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

Use of Proceeds . . . . .     The Company will not receive any of the proceeds
                              from the sale of the shares of Common Stock and Class A Warrants offered hereby. The proceeds, if any, from the exercise of Class A Warrants will be used for product development and general corporate purposes.


AMEX Symbol for Common Stock . . . . . . . . . PHA


                                 *   *   *    *    *

(1) Includes 10,416,978 shares of Common Stock underlying the Convertible Preferred Stock.

(2)  Includes 5,250,150 shares of Common Stock underlying the Class A Warrants.

(3)  Includes 309,734 shares of Common Stock underlying the Settlement Warrants.

(4) Includes 1,250,038 shares of Common Stock underlying Common Stock purchase warrants, which warrants partly underlie the Paramount Options.

(5) Includes 2,604,245 shares of Common Stock underlying Convertible Preferred Stock, which shares of Convertible Preferred Stock partly underlie the Paramount Options.

(6) Includes 5,000,150 Class A Warrants issued in the 1997 Private Placement, 100,000 warrants issued to Wound Healing of Oklahoma in consideration of a License Agreement, 150,000 warrants issued to Aries Trust in consideration for a Line of Credit, and 1,250,038 warrants issued to Paramount pursuant to the Paramount Options.


(7) Does not include (i) 5,317,400 shares of Common Stock available for issuance, and options granted to date to purchase 1,710,000 shares of Common Stock at a weighted average price of $3.08, issued to management, key employees, directors, and consultants under various stock option plans or by direct grant from the Board of Directors; (ii) 13,110,907 shares of Common Stock reserved for issuance upon exercise of currently exercisable Class A Warrants issued by the Company, (iii) 309,734 shares of Common Stock issuable at a price of $22.00 per share to holders of warrants issued by the Company under a June 1994 settlement agreement (see "Plan of Distribution"), and (iv) 348,500 shares of Common Stock, and 435,625 shares of Common Stock underlying Class A Warrants, reserved for issuance upon exercise of certain options granted to Paramount in the Company's 1995 Private Placement. (see "Selling Securityholders").


--------------------------------------------------------------------------------

                                 RECENT DEVELOPMENTS

On August 7, 1997 at the annual stockholders meeting, the Company's stockholders approved an amendment to the Certificate of Incorporation to change the name of the Company to Pacific Pharmaceuticals, Inc. The Company was formerly known as Xytronyx, Inc. Also, the stockholders approved an increase in the authorized number of common stock from 30,000,000 to 100,000,000 shares and preferred stock from 300,000 to 2,000,000 shares.

The Company also announced that August 14, 1997, its shares will trade on the American Stock Exchange under a new ticker symbol PHA.

In August 1997, the Company signed a definitive agreement with Steri-Oss, Inc. for the exclusive distribution of the PTM in North America and other countries.

                                     RISK FACTORS


AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. INVESTORS SHOULD BE ABLE TO WITHSTAND THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE INFORMATION SET FORTH BELOW.

DEVELOPMENT STAGE COMPANY; ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES

The Company has generated only limited revenues from operations to date. As of March 31, 1997, the Company had an accumulated deficit of $33,356,189, and expects substantial losses to continue for the foreseeable future. The Company's operations are subject to numerous risks associated with the establishment and development of new products, particularly those based on innovative or novel technologies. These risks include the possibility that any or all of the Company's products will be found to be ineffective or unsafe, that the products, once developed, although effective, are uneconomical to market, that third parties hold proprietary rights that preclude the Company from marketing such products or that third parties market a superior or equivalent product. The Company's ability to generate significant revenues and profitability will depend, among other factors, on the successful completion of product development, obtaining regulatory approvals, establishing manufacturing and marketing capabilities, gaining market acceptance for its products, and obtaining adequate funds to finance operations. There can be no assurance that the Company will generate any revenues or achieve profitability.


LIMITED CASH RESOURCES;  POTENTIAL NEED FOR SUBSTANTIAL ADDITIONAL FUNDS

As of June 30, 1997 the Company had cash of approximately $5,462,000. The Company estimates that its resources are sufficient until June 1998 or later, unless the Company undertakes additional financings or generates revenues from product sales or marketing and research alliances.


The Company has expended and intends to continue to expend substantial funds to conduct research and development activities, including preclinical and clinical testing of its cancer therapy technologies and its funding commitments under its agreement with BTI. (See "Prospectus Summary" - "The Company -- Photodynamic Therapy (PDT) / Binary Therapeutics, Inc.") The Company currently estimates that its existing capital resources, will fund the Company's operations through the end of calendar year 1998. Accordingly, the Company will require significant additional funds, either from marketing partners, product sales, or additional equity or debt financing, to complete development and commence commercial-scale manufacturing of its products. The actual date through which the proceeds of this Offering and the existing cash resources will be adequate to fund the Company's operations, and the timing and magnitude of the need for additional funds, may vary significantly based on numerous factors, including
(i) the timing and receipt of U.S. regulatory approval, if any, to commence human clinical studies of the PDT and PDIT cancer technologies (all of which in turn are dependent upon the successful completion of preclinical activities),
(ii) the timing of the establishment of any marketing partnership(s) for the PTM and strategic partnership(s) for the PDT and PDIT technologies, (iii) the timing and the amount, if any, of payments received from any such partner(s), (iv) the timing and amount, if any, of revenues generated from sales of the PTM, (v) the timing and amount, if any, of revenues from Kephra products and (vi) the timing and the amount, if any, of proceeds available from the exercise of the Class A Warrants included in this Offering as well as the currently outstanding Class A Warrants and Settlement Warrants.

The Company has no commitments for any additional funding and there can be no assurance that such funding will be available on acceptable terms, if at all. If adequate funds on acceptable terms are not available to the Company, the Company may be required to delay, scale back or eliminate product development efforts, or cease operations, in whole or in part.

SUBSTANTIAL DILUTION


The number of shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Class A Warrants, the Settlement Warrants, the Paramount Options, though subject to adjustment in certain events, is 32,304,900 shares of Common Stock, or nearly three times the 8,467,279 shares of Common Stock issued and outstanding on August 25, 1997. The shares of Convertible Preferred Stock and Class A Warrants which underlie the Paramount Options are not convertible until September 11, 1997, pursuant to the Placement Agreement between Paramount and the Company. All of the named Selling Securityholders except Paramount and its Transferees have agreed to a nine-month lock-up period from the effective date (the "Effective Date") of the registration statement of which this Prospectus forms part in respect of 75% of the offered holding of Common Stock and Class A Warrants. Following each three-month period after the Effective Date, a further 25% of such securities becomes exempt from such lock-up period. The conversion of the Convertible Preferred Stock and the exercise of the Class A Warrants and the Paramount Options, and the sale of the underlying shares of Common Stock (or even the potential of such conversion, exercise or sale) may have a depressive effect on the market price of the Common Stock and the securities offered hereby. The conversion of the Convertible Preferred Stock and the exercise of the Class A Warrants and Paramount Options also may have a dilutive effect. Moreover, the ability of the Company to obtain any needed capital on terms more favorable to the Company than those provided in the 1997 Private Placement may be adversely affected. As a result of the Convertible Preferred Stock, the Class A Warrants and the Paramount Options being outstanding, the Company may be deprived of favorable opportunities to obtain additional equity capital, if it should then be needed. It is also possible, that as long as the Convertible Preferred Stock, the Class A Warrants and Paramount Options remain outstanding, their existence might limit increases in the price of the Common Stock.


In the event the Company issues shares of Common Stock or otherwise obtains any additional funding to complete development and commence commercial-scale manufacturing of its products, the terms thereof may have a dilutive effect on holders of the Company's securities. (See "Risk Factors" -- "Potential Need for Substantial Additional Funds").

The Company currently has 5,317,400 shares of Common Stock available for issuance, and has granted to date options to purchase 1,710,000 shares of Common Stock at a weighted average price of $3.08, to management, key employees, directors, and consultants under various stock option plans or by direct grant from the Board of Directors. Pursuant to such plans, directors, key employees and consultants may be eligible to receive stock options exercisable for Common Stock at exercise prices which may be lower than the initial conversion price of the Convertible Preferred Stock or the exercise price of the Class A Warrants registered herein. Future option grants, if any, may dilute the value of the Common Stock.

ABSENCE OF MARKET FOR CLASS A WARRANTS; RESTRICTIONS ON TRANSFERABILITY

There is no established trading market for the Class A Warrants and there can be no assurance that the Class A Warrants will be listed for trading on any national securities exchange or quoted on NASDAQ, or that any active trading market will develop for the Class A Warrants.

No predictions can be made of the effect that future market sales of the shares of Common Stock underlying the Class A Warrants, or future market sales of the Class A Warrants, or the availability of such shares or Class A Warrants for sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock or Class A Warrants, or the perception that such sales might occur, could adversely affect prevailing market prices.

IMPACT OF POTENTIAL AMEX DELISTING ON MARKETABILITY OF SECURITIES


The Company currently falls below the AMEX stockholders' equity guidelines for listed companies. The Company is actively taking steps to address the Exchange's guidelines, and has met with representatives of the Exchange to discuss its situation and the basis of which a determination of delisting might be deferred. If delisting were to occur, it is possible that the trading in the Company's Common Stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board", and it would be more difficult to dispose of the Common Stock or to obtain as favorable a price for the Common Stock. Consequently, the liquidity of the Common Stock could be impaired, not only in the number of shares of Common Stock that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of the Company, which could result in lower prices for the Common Stock than might otherwise be attained and in a larger spread between the bid and asked prices for the Common Stock. Accordingly, an investor would find it more difficult to dispose of, or obtain accurate quotations as to the price of, the Company's currently listed securities, resulting in a material adverse effect on the Company and the prices of its securities.


RISK OF PENNY STOCK REGULATION


If the Company's Common Stock were delisted from the AMEX it is likely that the Common Stock would be deemed "penny stock." The Commission has adopted regulations which generally define " penny stock" to be any equity security that has a market price ( as defined in the regulation) of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on AMEX. If the Common Stock is removed from listing on AMEX, the Common Stock may become subject to Rules 15g-1 through 15g-6 promulgated under the Exchange Act for non-exchange listed and non-NASDAQ securities. These rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual incomes exceeding $200,000 individually or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Common Stock and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to (i) deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market and (ii) provide the customer with current bid and offer quotations of the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, a monthly account statement showing the market value of each penny stock held in the customer's account, and if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. These disclosures may restrict the ability of broker-dealers to sell the Common Stock and may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, the holders thereof may find it difficult to sell their shares.

LIMITED TRADING VOLUME; POSSIBLE PRICE VOLATILITY

Historically, the Common Stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares issuable in this Offering. The market price of the Common Stock also has been volatile and it may continue to be volatile as has been the case with the securities of other public medical-technology companies. Factors such as announcements by the Company or its competitors concerning technological innovations, results of clinical trials, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Company's securities. Changes in the market price of the Common Stock may bear no relation to the Company's actual operations or financial results. Each of the foregoing factors may also be applicable to the Class A Warrants if a trading market in the warrants develops in the future.

GOVERNMENT REGULATION; NEED FOR FDA AND OTHER REGULATORY APPROVAL; LENGTHY AND UNCERTAIN APPROVAL PROCESS

Prior to marketing, each of the Company's proposed medical products, including both the drug and light delivery components of the proposed PDT and PDIT treatment systems, and the PTM, must undergo an extensive regulatory approval process conducted by the FDA and applicable agencies in other countries. The process, which focuses on safety and efficacy and includes a review by the FDA of preclinical testing and clinical trials and investigation as to whether good laboratory and clinical practices were maintained during testing, is likely to take many years and require the expenditure of substantial resources. The Company is and will be dependent on the external laboratories and medical institutions conducting its preclinical testing and clinical trials to maintain both good laboratory practices established by the FDA and good clinical practices. Data obtained from preclinical and clinical testing are subject to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays, limitations or rejections may be encountered based upon changes in FDA policy for drug or medical device approval during the period of development and by the requirement for regulatory review of each IND and New Drug Application ("NDA") relating to any pharmaceutical product proposed to be introduced by the Company and an application for PMA relating to any medical device proposed to be introduced by the Company. There can be no assurance that, even after significant expenditures, regulatory approval will be obtained for any of the Company's product candidates. Moreover, such approval may entail significant limitations on the indicated uses for which a medical product may be marketed. Any denials of or substantial delays in obtaining requisite approvals or limitations on such approvals may have a material adverse effect on the Company. Such denials, and delays in obtaining regulatory approvals and limitations on such approvals could be experienced both domestically and abroad.

Even if such regulatory approval is obtained, a marketed medical product and its manufacturer are subject to continual regulatory review, and later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or the manufacturing thereof, including withdrawal of such product from the market. Change in the manufacturing procedures used by the Company for any of the Company's approved medical products are subject to FDA review, which could have an adverse effect upon the Company's ability to continue the commercialization or sale of a product. The process of obtaining FDA approval is costly and time consuming, and there can be no assurance that any of the Company's products will be deemed to be safe and effective by the FDA. The Company will not be permitted to market any of its medical products in any jurisdiction in which the product does not receive regulatory approval. Neither the Company nor its licensor has had any contact with the FDA or any foreign regulatory authority regarding the PDIT technology.

DEPENDENCE ON WHO LICENSE AGREEMENT AND BTI AGREEMENT; RISK OF LOSS OF
TECHNOLOGY


The right of the Company to acquire rights to the PDT technology is derived from the option the Company has to acquire BTI pursuant to an agreement between the Company and BTI (the "BTI Agreement"). Under the terms of the BTI Agreement, the Company is required to satisfy certain conditions, including funding up to $1,250,000 of product development expenses incurred by BTI during the Option Period, in order to exercise its rights to acquire BTI by merger under the BTI Agreement. The Company is also required to advance to BTI funds to repay certain indebtedness in the event the Company exercises its option to acquire BTI. By a letter dated February 27, 1997, the Company and BTI have agreed to extend the period during which the Company may exercise its option to acquire BTI from April 30, 1997 until such time as BTI has completed human clinical trials of the Boronated Porphyrin (BOPP) at an agreed upon dose level (the "Option Period"). The Option Period was extended at the Company's request to enable BTI to complete preclinical studies, to commence clinical trials in humans and to demonstrate that a given dose level of BOPP in humans would not cause certain adverse events. The acquisition price was not changed by the February 27 letter amendment. The Company believes that the extension of the Option Period will give it greater opportunity to access the preliminary data resulting from the BOPP preclinical trials and the Phase I human clinical trials and to evaluate the possibility of adverse events in human patients before determining whether to acquire BTI. Accordingly, the Company has elected to defer exercise of the option.


The right of the Company to the PDIT technology is derived from the Company's license agreement (the "WHO License Agreement") with WHO. The WHO License Agreement requires the Company to pay royalties to WHO based on sales of products incorporating the PDIT technology, including a minimum royalty of $50,000 per year.

If the Company does not meet its obligations under the BTI Agreement, as amended, or the WHO License Agreement in a timely manner, the Company could lose its rights to either or both the proprietary PDT or PDIT technology. Any such loss could have a material adverse effect on the Company.

UNCERTAINTY OF PROTECTION OFFERED BY PATENTS AND TRADE SECRETS

The medical industry, particularly the pharmaceutical segment, places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to enjoy or obtain protection for its products and technologies under United States and foreign patent laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. To date, the Company has received a number of patents, and has filed a number of other patent applications, relating to the Company's technologies in the United States and internationally. BTI and the Company have each benefited as a licensee from such issuances or filings of others.

The patent positions of pharmaceutical, medical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. To date, no consistent policy has been developed by the U.S. Patent and Trademark Office regarding the breadth of claims allowed in medical device or biotechnology patents or the degree of protection afforded under such patents. The coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any patent applications will result in the issuance of patents. Additionally, the Company does not know whether its existing patents (and any patents related to its patent applications which subsequently may be issued) will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until foreign counterparts, if any, publish or issue patents and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by existing patents or pending patent applications or that it or such licensor was the first to file patent applications for such inventions. Moreover, the Company might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of inventions, which could result in substantial cost to the Company even if the eventual outcome were favorable to the Company. There can be no assurance that the Company's current patents, or patents relating to its patent applications, if issued, would be held valid by a court or that a competitor's technology or product would be found to infringe such patents.

A number of biotechnology and high-tech companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may compete with the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies, applications or patents. Such conflict could limit the scope of the patents that the Company has or may be able to obtain or result in the denial of the Company's patent applications. In addition, if patents that cover the Company's activities are issued to other companies, there can be no assurance that the Company would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology.

The Company also relies upon trade secret protection for its unpatented confidential and proprietary technology and information. There can be no assurance that others will not independently develop substantially equivalent proprietary technology and information, gain access to the Company's trade secrets or disclose such technology and information, or, in general, that the Company can meaningfully protect its unpatented technology and information.

RISKS OF NEW PRODUCT DEVELOPMENT; MARKET UNCERTAINTY

BTI's PDT technology is new and emerging and only limited preclinical and clinical data on its safety and efficacy exits. Data relating to the Company's PDIT technology is even more limited. The PDT and PDIT technologies have been tested only in animal models to date; human clinical trials have not commenced on either of these potential cancer products. There is no assurance that commencement of human clinical trials will be approved by the FDA or any other regulatory agencies, or that the technologies will prove effective in any such clinical trials. None of the products underlying these technologies that the Company proposes to develop or is developing have been approved for marketing by regulatory authorities in the United States or elsewhere, and all will require significant research and development, including lengthy clinical testing, prior to their commercialization. The results of preclinical testing discussed in this Prospectus for the Company's drug compounds and technologies are subject to varying interpretations. Furthermore, studies conducted with alternative designs or on alternative populations could produce results that vary from those discussed in this Prospectus. Therefore, there can be no assurance that the results discussed in this Prospectus or the Company's interpretation of them will be accepted by governmental regulators or the medical community. Even if the development of the Company's products in the preclinical phase advances to the clinical stage, there can be no assurance that the products will prove to be safe and effective. The products that are successfully developed, if any, will be subject to requisite regulatory approval prior to their commercial sale, and the approval, if obtainable, is likely to take several years. Generally, only a very small percentage of the number of new pharmaceutical products initially developed is approved for sale. Even if the Company's products are approved for sale, there can be no assurance that they will be commercially successful. The Company may encounter unanticipated problems relating to development, manufacturing, distribution and marketing, some of which may be beyond the Company's financial and technical capacity to solve. The failure to address such problems adequately could have a material adverse effect on the Company's business and prospects. No assurance can be given that the Company will succeed in the development and marketing of any new drug products, or that the products will not be rendered obsolete by products of competitors.


There can be no assurance of the extent to which any of the Company's products, if successfully developed, will actually be used by patients. Furthermore, there can be no assurance that the Company's sales of its products for such uses will be profitable even if patient use occurs.


COMPETITION

The biotechnology and medical device industries are characterized by rapidly evolving technology and intense competition. The consumer markets into which the Kephra reversible photochromic technology is targeted for marketing are also extremely competitive. Many of the companies in these industries have substantially greater financial resources and development capabilities than the Company, and many in the biotechnology and medical device industries have substantially greater experience in undertaking clinical testing of products, obtaining regulatory approvals and manufacturing and marketing such products. There can be no assurance that the Company's products will be more effective or achieve greater market acceptance than any current or future competitive products, or that competitors will not develop products that are more effective than the Company's or that would render the Company's products and technologies less competitive or obsolete.


DEPENDENCE ON OTHERS FOR DEVELOPMENT, MARKETING AND MANUFACTURING

The Company expects to rely upon marketing partnerships with unaffiliated medical product companies and strategic partners to develop and market all of its medical products. Such reliance may limit the Company's ability to control the commercialization of such products. Although the Company believes that any such collaborative partners will have an economic motivation to commercialize the products which they have the right and responsibility to market, the amount and timing of resources devoted to these activities generally will be controlled by each individual partner. There can be no assurance that the Company will be successful in establishing any such marketing partnerships, or that, if established, such future partners will be successful in commercializing the products.

The Company also relies upon collaborative agreements with unaffiliated companies for the manufacturing and distribution of the PTM product and anticipates relying on such companies and partners for the development of its drug compounds. The Company expects to continue to rely upon such relationships at least in respect to production associated with initial commercial sales, and perhaps beyond the initial stages of commercialization. Such reliance may adversely affect profit margins on its products, and there are no assurances that the Company can develop or maintain contract manufacturing relationships in the future on acceptable terms, if at all. In addition, manufacturers of the Company's products will be subject to applicable current good manufacturing practices ("GMP") prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. The Company will be dependent on such manufacturers for continued compliance with GMP and applicable foreign standards. Failure by a manufacturer of the Company's products to comply with GMP or applicable foreign standards could result in significant time delays or the inability of the Company to commercialize a product and could have a material adverse effect on the Company.


DEPENDENCE UPON KEY PERSONNEL

The Company is currently dependent on certain executive officers, management and scientific personnel. The loss of these individuals might have a material adverse effect on the research and development programs and other operations of the Company. Competition for qualified employees among medical companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate additional highly skilled employees, could adversely affect the Company's business and prospects. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees.






UNCERTAINTY OF PHARMACEUTICAL PRICING, REIMBURSEMENT AND RELATED MATTERS

The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products and diagnostic tests. Cost control initiatives could decrease the price that the Company or any of its strategic partners receives for any products in the future and have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on the Company's strategic partners, the Company's ability to commercialize its products and to realize royalties may be adversely affected.

The ability of the Company and any strategic partner to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. There can be no assurance that any third party insurance coverage will be available to patients for any products discovered and developed by the Company or its strategic partners. If adequate coverage and reimbursement levels are not provided by government and other third party payors for the Company's products, the market acceptance of these products may be reduced, which may have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

The Company faces an inherent business risk of exposure to product liability claims in the event that the use or misuse of its products and proposed products result in adverse effects. The Company currently maintains $5 million of product liability insurance coverage. There can be no assurance that such coverage is or in the future will be adequate or that adequate insurance will be available in the future at an acceptable cost, if at all. In addition, there can be no assurance that a product liability claim, even if the Company has insurance coverage, would not materially adversely affect the business or financial condition of the Company.

RISK OF REDEMPTION OF CLASS A WARRANTS

The Class A Warrants are subject to redemption by the Company at $.10 per warrant on 60 days' prior written notice provided that the closing bid quotation for the Common Stock as reported on the AMEX, or on such exchange on which the Common Stock is then traded, exceeds 400% of the exercise price per share for 20 consecutive trading days ending three days prior to the date of redemption. Notice of redemption of the Class A Warrants could cause the holders thereof to exercise the Class A Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Class A Warrants at the current market price when they might otherwise wish to hold the Class A Warrants, or to accept the redemption price, which is likely to be less than the market value of the Class A Warrants at the time of redemption. See "Description of Securities - Class A Warrants."

TERMS OF SETTLEMENT WARRANTS

The exercise price and other terms of the Settlement Warrants were determined as a result of settlement negotiations between the Company and representatives of the plaintiffs in the class-action lawsuit described under "Settlement Warrants." The exercise price of $22.00 per share of Common Stock does not necessarily bear any relationship to the financial condition, results of operations or business or financial prospects of the Company, or any other recognized investment criteria, and should not be considered an indication of the actual value of the Company's Common Stock. See "Plan of Distribution."

                                   USE OF PROCEEDS

The Company will not receive any proceeds resulting from the sale of the shares of Common Stock and Class A Warrants by the Selling Securityholders. See "Selling Securityholders."


The Class A Warrants entitle the holder to purchase one share of Common Stock from the Company at an exercise price of $1.00 per share. Exercise of the Class A Warrants offered hereby would result in total gross proceeds to the Company of $6,500,188. The Settlement Warrants entitle the holder to purchase one share of Common Stock from the Company at an exercise price of $22.00 per share. The exercise of all the Settlement Warrants would result in total gross proceeds to the Company of $6,814,148. In the event that any of the Class A Warrants or Settlement Warrants are exercised in the future, net cash proceeds to the Company would be used for general working capital purposes. The Company is not expected to receive any proceeds from the exercise of the Paramount Options since they may be exercised pursuant to a cashless exercise provision. Whether, how and to what extent any of the Class A Warrants, Settlement Warrants, Paramount Options will be exercised, and whether the Paramount Options are exercised for cash or not, cannot be predicted by the Company.

                               SELLING SECURITYHOLDERS


The price for the Premium Preferred Units sold in the 1997 Private Placement was fixed by the Board of Directors of the Company in September 1996 by negotiation between the Company and the placement agent, Paramount. Each unit cost $100,000 and consisted of 500 shares of Convertible Preferred Stock and 50,000 Class A Warrants. The Convertible Preferred Stock was priced at $200 per share and each share is convertible at the option of the holder thereof into shares of Common Stock at a conversion rate corresponding to a conversion price equal to the lesser of (i) $2.00 and (ii) 80% of the average closing bid price of the Common Stock, on the American Stock Exchange for the 30 consecutive trading days immediately preceding (a) the initial closing date, (b) any interim closing date or (c) the final closing date of the 1997 Private Placement, whichever was lowest. Based upon this formula, the conversion price was fixed at $.96 after the December 19, 1996, initial closing, and did not change based upon the March 7, 1997, final closing. Also, the conversion price is to be adjusted and reset effective as of March 7, 1998 (the "Reset Date") if the average closing bid price of the Common Stock for the 30 consecutive trading days immediately preceding the Reset Date is less than 130% of the then applicable conversion price. (See "Description of Securities" -- "Preferred Stock"). Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $1.00 per share subject to adjustment in accordance with the adjustment provisions set forth in the Warrant Agreement (See "Description of Securities" -- "Class A Warrants.").


The following table sets forth certain information concerning the number of shares of Common Stock and Class A Warrants offered hereby by each of the Selling Securityholders and as adjusted to reflect the ownership of shares of Common Stock and Class A Warrants after the offering. The footnotes to the Selling Securityholder table below indicates those Selling Securityholders which disclosed to the Company their ultimate control persons pursuant to filings under the Exchange Act.




                                         Securities                            After Offering
                               Offered by this Prospectus         --------------------------------------
                                   --------------------------------- Common Stock      Class A Warrants
    Name of Selling                                               ------------------   ------------------
      Stockholder             Common Stock          Warrants      Shares Percent (1)   Number Percent (2)
      -----------             ------------          --------      ------ -----------   ------------------
Mark Abeshouse(8)               5,126                1,663           0        (*)        0        (*)

Ross D. Ain                    30,833               10,000           0        (*)        0        (*)

Aries Domestic
Fund, LP(5)                 1,546,068              517,890        200,000     (*)       250,000   3.8%

The Aries Trust(5)          3,017,050            1,022,400        200,000     (*)       250,000   3.8%

Armen Partners L.P.           308,333              100,000           0        (*)        0        (*)

Armen Offshore
Fund Ltd.                      77,083               25,000           0        (*)        0        (*)

Ronald S. Baruch               38,542               12,500           0        (*)        0        (*)

Alan R. Batkin                 77,083               25,000           0        (*)        0        (*)

Mark Berg                     154,167               50,000           0        (*)        0        (*)



                                                                              After Offering
                               Offered by this Prospectus         --------------------------------------
                           ---------------------------------        Common Stock      Class A Warrants
    Name of Selling                                               ------------------  ------------------
      Stockholder             Common Stock          Warrants      Shares Percent (1)  Number Percent (2)
      -----------             ------------          --------      ------ -----------  ------------------
David J. Bershad              154,167               50,000           0        (*)        0        (*)

D. H. Blair & Co., Inc.(8)     44,323               14,375           0        (*)        0        (*)

Paine Webber
c/f IRA Alan M. Blender        38,542               12,500           0        (*)        0        (*)

Elliott Broidy                154,167               50,000           0        (*)        0        (*)

Anthony Broy                   30,833               10,000           0        (*)        0        (*)

Donald C. Carter              308,333              100,000           0        (*)        0        (*)

Cass & Co.
Magnum Capital
Growth Fund                    77,083               25,000           0        (*)        0        (*)

Thomas L. Cassidy
IRA Rollover                   77,083               25,000           0        (*)        0        (*)

IRA FBO
Richard B. Chanin              77,083               25,000           0        (*)        0        (*)

Andrew and Barbara
Cichelli                       30,833               10,000           0        (*)        0        (*)

Robert J. Conrads              77,083               25,000           0        (*)        0        (*)

Lilia Cordero de Adame
Lilia Ma Olvera                38,542               12,500           0        (*)        0        (*)

Archibald Cox, Jr.            308,333              100,000           0        (*)        0        (*)

Daniel J. &
Patricia Ann Dorman            38,542               12,500           0        (*)        0        (*)

Dan Drykerman                  77,083               25,000           0        (*)        0        (*)

Joseph Edelman(8)              14,401                4,671           0        (*)        0        (*)

Nathan Eisen                   77,083               25,000           0        (*)        0        (*)

Joseph A. Fabiani              56,926               18,463        40,000      (*)      50,000     (*)

Marc Florin(8)                 24,744                8,025           0        (*)        0        (*)

Albert Fried, Jr.             154,167               50,000           0        (*)        0        (*)

Morris Friedman                77,083               25,000           0        (*)        0        (*)

Gerald and Gloria
Frolich                        38,542               12,500           0        (*)        0        (*)

Giant Trading Inc.             61,667               20,000           0        (*)        0        (*)


                                         Securities                            After Offering
                               Offered by this Prospectus         --------------------------------------
                            ---------------------------------       Common Stock      Class A Warrants
    Name of Selling                                               ------------------  ------------------
      Stockholder             Common Stock          Warrants      Shares Percent (1)  Number Percent (2)
      -----------             ------------          --------      ------ -----------  ------------------
Gilbert Goldstein, Trustee
UIT Howard Gittis,
dated 12/23/88                154,167               50,000           0        (*)        0        (*)

Laura Gold Galleries Ltd.
Profit Sharing Trust           38,542               12,500           0        (*)        0        (*)

The Gordon Fund, L.P.          77,083               25,000           0        (*)        0        (*)

Michael J. Gordon              15,417                5,000           0        (*)        0        (*)

Robert P. Gordon               77,083               25,000           0        (*)        0        (*)

Michael G. Jesselson
12/18/80 Trust                770,833              250,000           0        (*)        0        (*)

12/18/80 Trust FBO
Jesselson Grandchildren       770,833              250,000           0        (*)        0        (*)

Patrick M. Kane                77,083               25,000           0        (*)        0        (*)

Peter M. Kash(8)               20,370                6,607           0        (*)        0        (*)

Melvin L. Katten               38,542               12,500           0        (*)        0        (*)

Scott A. Katzmann(8)          108,811               35,290           0        (*)        0        (*)

Donald R. Kendall, Jr.
& Diane S Kendall
JTWROS                         38,542               12,500        40,000      (*)      50,000     (*)

John R. Kennedy
Pension Fund                   77,083               25,000           0        (*)        0        (*)

Jay Kestenbaum                 77,083               25,000           0        (*)        0        (*)

Keys Foundation               308,333              100,000           0        (*)     150,000    2.3%


Martin & Miriam
Knecht, JTWRS                  38,542               12,500           0        (*)        0        (*)

Robert A. Knox                 77,083               25,000           0        (*)        0        (*)

Martin S. Kratchman(8)          2,698                  875           0        (*)        0        (*)

Harvey Krauss, Trustee
Brian Michael Krauss           38,542               12,500           0        (*)        0        (*)

Gregory & Domenica
Lechner                        77,083               25,000           0        (*)        0        (*)

Benjamin Lehrer                38,542               12,500           0        (*)        0        (*)



                                         Securities                            After Offering
                               Offered by this Prospectus         --------------------------------------
                           ---------------------------------         Common Stock      Class A Warrants
    Name of Selling                                               ------------------  ------------------
      Stockholder             Common Stock          Warrants      Shares Percent (1)  Number Percent (2)
      -----------             ------------          --------      ------ -----------  ------------------
The Lincoln Fund
Tax Advantaged, L.P.           77,083               25,000        100,000     (*)      75,000     1.16%

Lion Tower Corporation         77,083               25,000           0        (*)        0        (*)

Frank J. and Mary Anne
Loccisano                      77,083               25,000           0        (*)        0        (*)

John L. Loeb, Jr.              38,542               12,500           0        (*)        0        (*)

Managed Risk
Trading, L.P.                  77,083               25,000           0        (*)        0        (*)

Lawrence Manus                154,167               50,000           0        (*)        0        (*)

Dennis M. McCormack            38,542               12,500           0        (*)        0        (*)

Stephen McDermott(8)            1,349                  438           0        (*)        0        (*)

Sean & Erin McGould            38,542               12,500           0        (*)        0        (*)

Tim McInerney(8)               36,288               11,769           0        (*)        0        (*)

MDBC Capital Corp.             77,083               25,000           0        (*)        0        (*)

Albert R. Miller, Trustee      38,542               12,500           0        (*)        0        (*)

Albert Milstein                77,083               25,000           0        (*)        0        (*)

Reed Moskowitz                 38,542               12,500           0        (*)        0        (*)

M.S.I.
Investments, LTD              154,167               50,000           0        (*)        0        (*)

Charles J. Murphy, Jr.         38,542               12,500           0        (*)        0        (*)

Arthur J. Nagle                38,542               12,500           0        (*)        0        (*)

Dr. Edmund C. Neuhaus
Olga M. Neuhaus                15,417                5,000           0        (*)        0        (*)

John S. Osterweis, Trustee
The Osterweis
Revocable Trust                38,542               12,500           0        (*)        0        (*)


Paul & Rebecca
Ostrovsky                      19,271                6,250           0        (*)        0        (*)

Steven N. Ostrovsky            77,083               25,000           0        (*)        0        (*)

Palmetto Partners, Ltd.       308,333              100,000           0        (*)     250,000    3.8%

Paramount Capital, Inc.(3)(5) 555,000              180,000           0        (*)        0        (*)


                                         Securities                            After Offering
                               Offered by this Prospectus         --------------------------------------
                           ---------------------------------        Common Stock      Class A Warrants
    Name of Selling                                               ------------------ ------------------
      Stockholder             Common Stock          Warrants      Shares Percent (1)  Number Percent (2)
      -----------             ------------          --------      ------ ----------- ------------------

Ruth Peyser                    77,083               25,000           0        (*)        0        (*)

Alexander Pomper              154,167               50,000           0        (*)        0        (*)

Bruce Pomper                  154,167               50,000           0        (*)        0        (*)

Dr. Tis Prager                 38,542               12,500           0        (*)        0        (*)

RHL Associates L.P.            77,083               25,000           0        (*)        0        (*)

Lindsay A. Rosenwald(5)     2,469,592              800,949           0        (*)        0        (*)

Maritine Rothblatt             38,542               12,500           0        (*)        0        (*)

Abel Quezada Rueda
Mercedes Pesqueira V.,
JTWROS                         15,417                5,000           0        (*)        0        (*)

Wayne L. Rubin(8)              74,461               24,150           0        (*)        0        (*)

Karl Ruggeberg(8)               7,169                2,325           0        (*)        0        (*)

David W. Ruttenberg            38,542               12,500           0        (*)        0        (*)

Sanger Investments II          30,833               10,000           0        (*)        0        (*)

Bernard Selz                  231,250               75,000           0        (*)        0        (*)

Harold and Bess
Schaeffer, JTWROS              38,542               12,500           0        (*)        0        (*)

Roy and Marlena
Schaeffer, JTWROS              77,083               25,000           0        (*)        0        (*)

J.F. Shea Co., Inc.           462,500              150,000           0        (*)        0        (*)

Andrew W. Schonzeit           154,167               50,000        20,000      (*)     18,750      (*)

Richard A. Smith               77,083               25,000           0        (*)        0        (*)

Philip Solomon                 38,542               12,500           0        (*)        0        (*)

Aaron Speisman                 38,542               12,500           0        (*)        0        (*)

William M. Spencer III        154,167               50,000           0        (*)        0        (*)

Suan Investments              154,167               50,000           0        (*)     100,000    1.5%

Michael Schwartz              154,167               50,000           0        (*)        0        (*)

Michael H. Schwartz
Profit Plan                    77,083               25,000           0        (*)        0        (*)

Deborah Soloman(8)              2,698                  875           0        (*)        0        (*)



                                         Securities                            After Offering
                               Offered by this Prospectus         --------------------------------------
                            ---------------------------------       Common Stock      Class A Warrants
    Name of Selling                                               ------------------ ------------------
      Stockholder             Common Stock          Warrants      Shares Percent (1)  Number Percent (2)
      -----------             ------------          --------      ------ -----------  ------------------
Hindy H. Taub                 154,167               50,000           0        (*)        0        (*)

Herman Tauber                  77,083               25,000        37,000      (*)      50,000     (*)

Myron Teitelbaum               57,813               18,750           0        (*)        0        (*)

Joseph A. Umbach               38,542               12,500           0        (*)        0        (*)

Donald E. and Virginia
Vinson Trust                   38,542               12,500           0        (*)        0        (*)

David Walner(7)                21,081                6,837           0        (*)        0        (*)

Peri Wayne                     38,542               12,500           0        (*)        0        (*)

Michael S. Weiss(6)            73,507               23,840           0        (*)        0        (*)

Melvyn I. Weiss               154,167               50,000           0        (*)        0        (*)

Izaak Wilder                   38,542               12,500           0        (*)        0        (*)

Wolcot Capital Inc.            38,542               12,500           0        (*)        0        (*)

Andrew B. Woldow               19,271                6,250           0        (*)        0        (*)

Robert B. Wolford              38,542               12,500           0        (*)        0        (*)

Wolfson Descendants'
1983 Trust                  1,541,667              500,000           0        (*)        0        (*)

Wound Healing of
Oklahoma, Inc.                100,000              100,000           0        (*)        0        (*)

Zapco Holdings, Inc.
Deferred Compensation
Plan Trust                     77,083               25,000           0        (*)        0        (*)

Holders of Settlement
Warrants as a Group           309,734                    0           0        (*)        0        (*)


------------
(*) Represents, after the sale of all shares of Common Stock and Class A Warrants encompassed by this Prospectus, less than 1% of the outstanding Common Stock or Class A Warrants.


(1) The percentage of the outstanding Common Stock to be held by the Selling Securityholders after the offering is calculated based on a total of 32,304,900 shares comprised of 8,467,279 shares issued and outstanding on August 25, 1997, plus 13,419,907 shares issuable upon exercise of Class A Warrants and Settlement Warrants and 10,416,979 shares issuable upon conversion of Convertible Preferred Stock.


(2) The percentage of the outstanding Class A Warrants to be held by the Selling Securityholders after the offering is calculated based on the total of 13,110,907 Class A Warrants issued and outstanding on August 25, 1997.


(3) 555,000 shares of Common Stock to be held by Paramount Capital and its Transferees underlying Convertible Preferred Stock, which shares of Convertible Preferred Stock partly underlie the Paramount Options are not convertible until September 11, 1997, pursuant to the Placement Agreement between Paramount and the Company.

(4) A majority of the named Selling Securityholders, other than Paramount, have agreed to a nine-month lock-up period in respect of 75% of the offered holding of each security; provided that following each three-month period after the effective date of the registration statement of which this Prospectus forms part, a further amount of 25% of such securities becomes exempt from such lock-up period.

(5) Paramount Capital Asset Management, Inc. ("Paramount Capital") is the investment manager of Aries Trust, a Cayman Islands Trust ("Aries Trust") and the General Partner of Aries Domestic Fund, L.P., a Delaware
     Limited Partnership ("Aries Domestic"). Dr. Rosenwald is the President and sole stockholder of Paramount Capital and may be deemed the beneficial owner of the voting securities of the Company owned by Paramount Capital, Aries Trust and Aries Domestic. Paramount Capital is affiliated with Paramount, the financial advisor to the Company.

(6) Mr. Weiss is a Director of the Company, a Senior Managing Director of Paramount and a Managing Director of Paramount Capital.

(7) Mr. Walner is Secretary of the Company and an Associate Director of Paramount and Secretary of Paramount Capital.

(8)  The Selling Shareholder is an employee or associate of Paramount.


-----------


The shares of Common Stock and the Class A Warrants are being registered under the Securities Act pursuant to the terms of certain registration rights agreements between the Selling Securityholders and the Company entered into at the time the Selling Securityholders acquired the shares of Common Stock and Class A Warrants. Each Selling Securityholder will be entitled to receive all of the proceeds from the future sale of his, her or its respective shares of Common Stock or Class A Warrants. Except for the costs of including such shares of Common Stock and Class A Warrants within the registration statement of which this Prospectus forms a part, which costs are borne by the Company, the Selling Securityholders will bear all expenses of any offering by them of their shares of Common Stock or Class A Warrants, including the costs of their counsel and any sales commissions incurred.

Except as noted below or in the footnotes of the preceding table, none of the Selling Securityholders named in the preceding table have had any position, office or other material relationship with the Company or any of its predecessors or affiliates.

On November 27, 1995, Paramount and the Company entered into a Financial Advisory Agreement whereby Paramount agreed to act as non-exclusive financial advisor to the Company and to identify and negotiate potential acquisition candidates, investments or strategic alliances. Pursuant to a Placement Agency Agreement entered into between Paramount and the Company dated September 27, 1996, the parties agreed to extend the Financial Advisory Agreement for an additional eighteen (18) months from March 7, 1997.


Paramount acted as placement agent for the Company on its November, 1995 private placement (the "1995 Private Placement") and on the 1997 Private Placement.


In the 1995 Private Placement, the Company completed an offering of $3,485,000 of units consisting of Common Stock and Class A Warrants. In connection therewith, the Company paid commissions of $313,650 and non-accountable expense allowances of $139,400 to Paramount. The Company will also pay a commission to Paramount of 6% of the gross proceeds received upon any exercise of such Class A Warrants. Pursuant to its engagement in connection with the 1995 Private Placement, Paramount received the right to designate two nominees to the Board of Directors of the Company; Michael S. Weiss, a Senior Managing Director of Paramount, and

Elliott H. Vernon were subsequently nominated and elected to the Board of Directors. Mr. Weiss and Mr. Vernon receives customary Board member compensation. In connection with the 1995 Private Placement, the Company issued to Paramount unit purchase warrants, at an exercise price equal to 110% of the price per unit paid by the investors in the 1995 Private Placement, to purchase up to 348,500 shares of Common Stock and 435,675 Class A Warrants. Unit purchase warrants to purchase up to 20,522 shares of Common Stock and 25,652 Class A Warrants were transferred by Paramount to Mr. Weiss. Certain affiliates of the Placement Agent were investors in the 1995 Private Placement.



The 1997 Private Placement was completed in two stages and raised $10,000,000 (net proceeds to the Company of $8,690,000) through the sale of 100 Premium Preferred Units at a price per Unit of $100,000, each Unit consisting of 500 shares of Convertible Preferred Stock, par value $25.00 per share, and 50,000 Common Stock purchase warrants, to accredited individuals and institutional investors pursuant to Regulation D under the Securities Act. Paramount received an aggregate dollar commission of $900,000 and a non-accountable expense allowance of $410,753. The Company will also pay a commission to Paramount of 6% of the gross proceeds received upon any exercise of the warrants. Additionally, Paramount received a Unit Purchase Option and an Advisory Option that, in the aggregate, entitled Paramount to purchase 25 Premium Preferred Units at an exercise price equal to 110% of the per Unit price paid by the investors in the 1997 Private Placement. The 25 Premium Preferred Units include Class A Warrants to purchase up to 1,250,038 shares of Common Stock and 12,500 shares of Convertible Preferred Stock convertible into 2,604,245 shares of Common Stock. Paramount assigned certain of the shares of Common Stock underlying the Convertible Preferred Stock and Class A Warrants included in such units to various employees and associates who are indicated as such in the footnotes to the Selling Securityholder table above.



Paramount is affiliated with certain significant stockholders of the Company, including the Aries Trust, a Cayman Islands Trust ("Aries Trust"), Aries Domestic Fund, L.P., a Delaware Limited Partnership ("Aries Domestic") and Dr. Lindsay A. Rosenwald. Paramount is also affiliated with Paramount Capital Asset Management, Inc. ("Paramount Capital") which is the investment manager of Aries Trust and the General Partner of Aries Domestic. Dr. Rosenwald is the sole stockholder of Paramount and Paramount Capital.


In June 1996 the Company entered into the BTI Agreement with BTI under which the Company was granted an option to acquire BTI. If the Company elects to exercise its option, the agreement calls for the Company to issue common stock to the BTI stockholders with an aggregate acquisition value of $6,000,000. Mr. Weiss, a Director of the Company, is a Director and Secretary of BTI. Certain other affiliates of Paramount, including Aries Trust, Aries Domestic and Dr. Rosenwald are stockholders of BTI. Under the BTI Agreement, as amended, the Company is required to advance to BTI funds to repay $615,000 in indebtedness in the event that the Company exercises its option to acquire BTI. The holders of such indebtedness are Aries Trust, Aries Domestic and Dr. Rosenwald.

The Company and BTI have agreed to extend the period during which the Company may exercise its option to acquire BTI by a merger of BTI into a wholly owned subsidiary of the Company from April 30, 1997 until such time as BTI has completed human clinical trials of Boronated Porphyrin Compounds (BOPP) at an agreed upon dose level. The option period was extended at the Company's request to enable BTI to complete preclinical studies, to commence clinical trials in humans and to demonstrate that a given dose level of BOPP in humans would not cause certain adverse events. The Company believes that the extension of the option will give it greater opportunity to access the preliminary data resulting from the BOPP preclinical trials and the Phase I human clinical trials before determining whether to acquire BTI and to evaluate the possibility of adverse events in human patients. Accordingly, the Company has elected to defer exercise of the option.


In October, 1996, Aries Trust and Aries Domestic extended a line of credit (the "Line of Credit") of up to $500,000 to the Company, which the Company subsequently drew down but has since repaid. Aries Trust received Class A Warrants to purchase 105,000 shares of Common Stock and Aries Domestic received Class A Warrants to purchase 45,000 shares of Common Stock as consideration for extending the line of credit to the Company.


In December, 1995, as a result of the Common Stock and warrants to purchase Common Stock received in the 1995 Private Placement, Aries Trust, Aries Domestic, and Dr. Rosenwald filed a Schedule 13D with the Commission indicating they beneficially owned in the aggregate greater than 11% of the issued and outstanding equity securities of the Company. In April, 1997, as a result of the Common Stock, Preferred Stock, and options and warrants to purchase Common Stock received in the 1997 Private Placement and for the Line of Credit, Aries Trust, Aries Domestic, Paramount Capital and Dr. Rosenwald filed an amendment to their earlier filed Schedule 13D indicating their increased beneficial ownership as set forth above. David R. Walner, Associate Director of Paramount and Secretary of Paramount Capital, has served as Secretary of the Company, without compensation, since December 1996.

                                 PLAN OF DISTRIBUTION


The Settlement Warrants were offered and distributed in an offering exempt from registration under the Securities Act pursuant to Section 3(a)(10) thereof, pursuant to the settlement of a class-action lawsuit (the "Action") against the Company. On February 4, 1992, the Company received service of a putative stockholder class action complaint against it, Dr. Peter Baram, its then Chairman and CEO, and Larry O. Bymaster, its then President and COO, filed in the U.S. District Court, Southern District of California. The complaint alleged various claims, including the claim that the Company failed to disclose information regarding the prospects for U.S. Food and Drug Administration approval of the Periodontal Tissue Monitor Kit. Additional similar complaints were thereafter filed by other individuals. The Company's Board of Directors believed the claims to be without merit but concluded that it was in its best interest to settle the matter to avoid the expenses and risks of continued litigation. On June 17, 1994, the U.S. District Court approved a Stipulation of Settlement of the litigation. The settlement included all persons who purchased the Company's stock from October 4, 1990 through and including November 14, 1991. The settlement to the plaintiff class included a cash payment of $2,800,000, all of which was paid by the insurers providing liability coverage for the Company's directors and officers, and five-year warrants (the "Settlement Warrants") to purchase 309,734 shares of Common Stock
at an exercise price of $22.00 per share.   For a description of the Settlement
Warrants, see "Description of Securities -- Settlement Warrants."


All other shares of Common Stock and Class A Warrants offered hereby relate to the 1997 Private Placement.

The shares of Common Stock and Class A Warrants may be sold by the Selling Securityholders or Transferees from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders or Transferees may sell the shares of Common Stock and Class A Warrants offered hereby (i) through brokers and dealers; (ii) on the American Stock Exchange in the case of the shares; (iii) any other exchanges upon which the shares or Class A Warrants are listed; (iv) "at the market" to or through a market maker or into an existing trading market; or (v) in other ways not involving exchanges, market makers or established trading markets, including direct sales to purchasers. Additionally, the shares and Class A Warrants may also be publicly offered through agents, underwriters or dealers. In such event the Selling Securityholders or Transferees may enter into agreements with respect to any such offering.

The Selling Securityholders or Transferees and any dealers or agents that participate in the distribution of shares of the Common Stock and Class A Warrants may be deemed to be underwriters, and any profit on the sale of shares of Common Stock and Class A Warrants by the Selling Securityholders or Transferees and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The sale of the shares of Common Stock and Class A Warrants by the Selling Securityholders or Transferees may also be effected from time to time by selling shares or Class A Warrants directly to purchasers or to or through certain broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Securityholders or may purchase from the Selling Securityholders or Transferees all or a portion of the shares or Class A Warrants as principal and thereafter may resell any shares or Class A Warrants so purchased. Sales by any such broker-dealer, acting as agent or as principal, may be made pursuant to any of the methods described below. Such sales may be made on the American Stock Exchange or other exchanges on which the Company's Common Stock is then traded, on any exchange, if any, on which the Class A Warrants are traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at negotiated prices.

The shares of Common Stock and Class A Warrants offered under the Registration Statement (of which this Prospectus is part) may also be sold in one or more of the following transactions (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares or Class A Warrants as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer for its own account pursuant to this Prospectus; (iii) a special offering, and exchange distribution or a secondary distribution in accordance with applicable stock exchange rules; or (iv) ordinary brokerage transactions and transactions in which broker-dealers solicit purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholders or Transferees may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Securityholders or Transferees in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved.
Broker-dealers may also receive compensation from purchasers of the shares or Class A Warrants, which is not expected to exceed that which is customary in the types of transactions involved.

The Selling Securityholders and Transferees will pay all of the expenses incident to the offering and sale of the shares of the Common Stock and Class A Warrants offered under this Prospectus, including commissions and fees of dealers or agents. The Company has paid or will pay all expenses related to the Registration Statement, including registration fees and the fees of counsel or other experts retained by the Company in connection with the registration.

The Company has informed the Selling Securityholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to the sales of their shares offered hereby. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby.

Certain Selling Securityholders may from time to time purchase shares of Common Stock in the open market. These Selling Securityholders have been notified that they should not commence any distribution of shares of Common Stock unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations.

There is no assurance that the Selling Securityholders or the Transferees will sell any or all of the shares of Common Stock or Class A Warrants offered by them hereby.

                              DESCRIPTION OF SECURITIES

AUTHORIZED STOCK


The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. All of the issued and outstanding capital stock of the Company is fully paid and nonassessable. The following descriptions of securities is not complete and is qualified in all respects by the Company's Certificate of Incorporation, as amended, Certificates of Designations and Warrant Agreements, respectively, the forms of which are filed as exhibits to the Company's filings with the Commission, including the registration statement of which this Prospectus forms part.


COMMON STOCK


There are outstanding 8,467,279 shares of Common Stock owned of record by 390 holders at August 25, 1997. The holders of Common Stock (i) have equal and ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) do not have preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Certificate of Incorporation, as amended, without stockholder action.


PREFERRED STOCK

The Company's Certificate of Incorporation authorizes the Board of Directors, without further vote or action by stockholders, to issue shares of Preferred Stock in one or more series and to determine the rights, preferences, privileges and restrictions thereof, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. These rights and privileges could limit the voting power of holders of Common Stock and restrict their rights to receive dividends or liquidation proceeds in an adverse manner.


The Company has granted the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences to eliminate delays associated with a stockholder vote on specific issuances. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. It could also have the effect, however, of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Stockholders' Rights Plan." The Company has no outstanding shares of Preferred Stock and no present plans to issue any shares of Preferred Stock other than the Convertible Preferred Stock.



The Board of Directors has authorized the issuance of up to 56,250 shares of Convertible Preferred Stock to be designated as the Company's Series A Convertible Preferred Stock (the "Convertible Preferred Stock"). There are outstanding 50,001.5 shares of Convertible Preferred Stock, owned of record by 100 holders at August 25, 1997. The rights, preferences and characteristics of the Convertible Preferred Stock are as follows:

     DIVIDENDS

The holders of Convertible Preferred Stock will be entitled to receive dividends as, when and if declared by the Board of Directors out of funds legally available therefor. No dividend or distribution, as the case may be, shall be declared or paid on any junior stock unless first the holders of the Convertible Preferred Stock are paid a special dividend in the amount of $260 per share, and the same dividend as proposed to be paid to the junior stock is also paid to the Convertible Preferred Stock. The Company does not intend to pay cash dividends on the Convertible Preferred Stock or the underlying Common Stock for the foreseeable future.

     CONVERSION


Each share of Convertible Preferred Stock may be converted at the option of the holder at any time after the initial issuance date into Common Stock at an initial conversion price (the "Initial Conversion Price") equal to the lesser of
(i) $2.00 and (ii) 80% of the average bid price of the Common Stock on AMEX for the thirty consecutive trading days immediately preceding the (a) the initial closing date, (b) any interim closing date or (c) March 7, 1997, whichever is lowest. The conversion price applicable at any time to the Convertible Preferred Stock (the "Preferred Conversion Price") is subject to adjustment upon the occurrence of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which will result in an increase or decrease in the number of shares of Common Stock outstanding (other than the proposed merger with BTI (see "Prospectus Summary" - "The Company --Photodynamic Therapy
(PDT)/Binary Therapeutics, Inc."). In addition, the Preferred Conversion Price is subject to adjustment on March 7, 1998 (the "Reset Date") if the average closing bid price of the Common Stock for the thirty consecutive trading days immediately preceding the Reset Date (the "Reset Trading Price") is less than 130% of the Initial Conversion Price as adjusted (a "Reset Event"). Upon a Reset Event, the Preferred Conversion Price will be reduced to equal the greater of (i) the Reset Trading Price divided by 1.3 and (ii) 50% of the Initial Conversion Price.


     MANDATORY CONVERSION

The Company has the right at any time after the Reset Date to cause the Convertible Preferred Stock to be converted in whole or in part, on a PRO RATA basis, into shares of Common Stock if the closing price of the Common Stock exceeds 200% of the then applicable Preferred Conversion Price for at least 20 trading days in any 30 consecutive trading day period.

     LIQUIDATION


Upon (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) any consolidation, merger (other than the proposed merger with BTI (see "Prospectus Summary" -
"The Company -- Photodynamic Therapy (PDT)/Binary Therapeutics, Inc."), combination, reorganization or other transaction in which the Corporation is not the surviving entity or in which shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into other stock or securities, cash or any other property, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Convertible Preferred Stock then outstanding will first be entitled to receive, PRO RATA (on the basis of the number of shares of the Convertible Preferred Stock then outstanding), and in preference to the holders of the Common Stock and any other series of preferred stock, an amount per share equal to $260.00 plus accrued but unpaid dividends, if any.

     VOTING RIGHTS

The holders of the Convertible Preferred Stock have the right at all meetings of stockholders to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock at the record date for determination of the stockholders entitled to vote. So long as a majority of the shares of Convertible Preferred Stock remain outstanding, the holders of 66.67% of the Convertible Preferred Stock then outstanding are entitled to approve (i) the issuance of any securities of the Company senior to or on parity with the Convertible Preferred Stock; (ii) any alteration or change in the rights, preferences or privileges of the Convertible Preferred Stock; and
(iii) the declaration or payment of any dividend on any junior stock or the repurchase of any junior securities of the Company. Except as provided above or as required by applicable law, the holders of the Convertible Preferred Stock will be entitled to vote together with the holders of the Common Stock and not as a separate class.

CLASS A WARRANTS

     EXERCISE PRICE AND TERMS

Each Class A Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $1.00 per share subject to adjustment in accordance with the adjustment provisions set forth in the Warrant Agreement summarized below. The Class A Warrants may be exercised upon surrender of the Class A Warrant certificate on or prior to November 26, 2005 (or, if redeemed prior thereto, the date immediately preceding the redemption date) at the offices of the Warrant Agent, with the subscription form on the reverse side of the Warrant certificate completed as indicated, accompanied by payment of the full exercise price (by cashier's or certified check payable to the order of the Warrant Agent, or by wire transfer) for the number of Class A Warrants being exercised. No fractional shares will be issued upon the exercise of the Class A Warrants, and the Company will pay cash in lieu of fractional shares. After November 26, 2005, the Class A Warrants will become void and of no value. If a market for the Class A Warrants develops, a holder may sell Class A Warrants instead of exercising them. There can be no assurance, however, that a market for the Class A Warrants will develop or continue.

The exercise price of the Class A Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of any of the securities offered hereby.

     ADJUSTMENT

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Class A Warrants are subject to adjustments upon the occurrence of certain events, such as stock dividends or stock splits of the Common Stock. Additionally, an adjustment would be made in the case of the reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company, in order to enable Class A Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by holders of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Class A Warrant. No adjustment to the exercise price of the shares subject to the Class A Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock.

     REDEMPTION

The Class A Warrants are subject to redemption by the Company at $.10 per warrant on 60 days' prior written notice provided that the closing bid quotation for the Common Stock as reported on the AMEX, or on such exchange on which the Common Stock is then traded, exceeds 400% of the exercise price per share for 20 consecutive trading days ending three days prior to the date of redemption.

     WARRANT HOLDER NOT A STOCKHOLDER

The Class A Warrants do not confer upon holders thereof any voting or any other rights of a stockholder of the Company. The shares of Common Stock issuable upon exercise of the Class A Warrants in accordance with the terms thereof will be fully paid and nonassessable.

SETTLEMENT WARRANTS


The Board of Directors authorized the issuance of 309,734 Settlement Warrants, to be designated as the Company's Series B Warrants, in settlement of the Action. See "Plan of Distribution." Class B Warrants are owned of record by 522 holders at August 25, 1997. The following description of the Settlement Warrants is not complete and is qualified in all respects by the Warrant Agreement and the form of Settlement Warrant filed as exhibits to the registration statement of which this Prospectus forms part.


     EXERCISE PRICE AND TERMS

Each Class B Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $22.00 per share subject to adjustment in accordance with the adjustment provisions set forth in the Warrant Agreement summarized below. The Class B Warrants may be exercised at any time prior to August 11, 2001, at the offices of the Warrant Agent, with the subscription form on the reverse side of the Warrant certificate completed as indicated, accompanied by payment of the full exercise price (by cashier's or certified check payable to the order of the Warrant Agent, or by wire transfer) for the number of Class B Warrants being exercised. No fractional shares will be issued upon the exercise of the Class B Warrants, and the Company will pay cash in lieu of fractional shares. After August 12, 2001, the Class B Warrants will become void and of no value. If a market for the Class B Warrants develops, a holder may sell Class B Warrants instead of exercising them. There can be no assurance, however, that a market for the Class B Warrants will develop or continue.

The exercise price of the Class B Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of any of the securities offered hereby.

     ADJUSTMENT

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Class B Warrants are subject to adjustments upon the occurrence of certain events, such as stock dividends or stock splits of the Common Stock. Additionally, an adjustment would be made in the case of the reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company, in order to enable Class B Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by holders of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Class B Warrant. No adjustment to the exercise price of the shares subject to the

Class B Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock.

     WARRANT HOLDER NOT A STOCKHOLDER

The Class B Warrants do not confer upon holders thereof any voting or any other rights of a stockholder of the Company. The shares of Common Stock issuable upon exercise of the Class B Warrants in accordance with the terms thereof will be fully paid and nonassessable.

STOCKHOLDERS' RIGHTS PLAN

In April 1991, the Company's Board of Directors adopted a stockholders' rights plan (the "Plan"). The Plan provides for the distribution of preferred stock purchase rights to common stockholders which separate from the Common Stock ten business days following: (a) an announcement of an acquisition by a person (or group) ("Acquiring Party") of 15% or more of the outstanding shares of Common Stock of the Company, (b) the commencement of a tender offer or exchange offer for 15% or more of the Common Stock or (c) a merger or asset sale as defined in the Plan. Under the Plan, certain related parties are not considered to be an Acquiring Party. In addition, the Plan was amended in December 1996 to allow the Placement Agent (and affiliates) to acquire an unlimited amount of the outstanding Common Stock without being characterized as an Acquiring Party. One right attached to each share of Common Stock outstanding as of April 15, 1991 and attaches to all shares issued thereafter. Each right entitles the holder to purchase one one-hundredth of one share of Series R junior participating cumulative preferred stock, par value $25.00 per share ("Unit of Preferred Stock"), at an exercise price of $120 per Unit of Preferred Stock. The Units of Preferred Stock are non redeemable, voting and are entitled to certain preferential dividend and liquidation rights. The exercise price and the number of Units of Preferred Stock issuable are subject to adjustment to prevent dilution.

If, after the rights have been distributed, the Company is a party to a business combination or other specifically defined transaction, each right (other than those held by the Acquiring Party) will entitle the holder to receive, upon exercise, Units of Preferred Stock or shares of common stock of the surviving company with a value equal to two times the exercise price of the right. Alternatively, a majority of the independent Directors of the Company may direct the Company to exchange all of the then outstanding rights for Common Stock at an exchange ratio of one share of Common Stock per right. The rights expire April 15, 2001 and are redeemable (at the option of a majority of the independent Directors of the Company) at $.01 per right at any time until the tenth day following an announcement of the acquisition of 15% or more of the Company's Common Stock.

TRANSFER AND WARRANT AGENT

The transfer agent for the Common Stock, Class A Warrants and Settlement Warrants is the American Stock Transfer and Trust Company, 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219.

                                    LEGAL OPINIONS

The validity of the shares of Common Stock and Class A Warrants offered hereby will be passed upon for the Company and Selling Securityholders by Donovan Leisure Newton & Irvine, 30 Rockefeller Plaza, New York, New York, 10112.

                                       EXPERTS


The consolidated financial statements of Pacific Pharmaceuticals, Inc. (formerly Xytronyx, Inc.) and subsidiaries (collectively the "Company," a development stage enterprise) as of March 31, 1997 and 1996 and for each of the three years in the period ended March 31, 1997, and for the period from September 23, 1983 (date of incorporation of Pacific Pharmaceuticals, Inc.) to March 31, 1997 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report contains an explanatory paragraph referring to the Company's activities as those of a development stage enterprise), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY ANY OF THESE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.


                                 19,831,145 SHARES OF
                            COMMON STOCK ($0.02 PAR VALUE)


                              6,500,188 CLASS A WARRANTS
                                     TO PURCHASE
                                     COMMON STOCK



                                       CONTENTS
                                                                            PAGE
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .     3

Incorporation of Certain Documents by Reference. . . . . . . . . . . . .     3

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . .     9

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . . . .    20

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .    29

Description of Securities. . . . . . . . . . . . . . . . . . . . . . . .    31

Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36





                                       PACIFIC
                                   PHARMACEUTICALS,
                                         INC.






                            -----------------------------

                                      PROSPECTUS

                            -----------------------------




                                   AUGUST ___, 1997

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the Registrant.

         Item                                         Amount of Expenses
         ----                                         ------------------

Commission Registration Fees                               $8,724.01

Printing and Engraving Expenses                             4,500.00

Accounting Fees and Expenses                               20,000.00

Legal Fees and Expenses                                    35,000.00

Transfer Agent's Fee                                        1,000.00

Miscellaneous                                               2,000.00
                                                          ----------

    Total                                                 $71,224.01
                                                          ----------
                                                          ----------


-----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers of such corporation. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any such actions referred to above, the corporation must indemnify him or her against the expenses and attorneys' fees he or she actually and reasonably incurred.

    The Sixth Article of the Registrant's Certificate of Incorporation, as amended, provides for indemnification by the Registrant of its officers and directors to the full extent allowed under Section 145 of the Delaware General Corporation Law, and reads as follows:

    Sixth:    A director of this Corporation shall not be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except that this Article Sixth shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for a transaction from which the director derived an improper personal benefit.

    Any repeal or modification of the foregoing provision of this Article Sixth shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

    The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons who are eligible for indemnification pursuant thereto. The provisions of this Article Sixth shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of the Article Sixth.

    Article VIII of the Registrant's Amended and Restated Bylaws provides for indemnification by the Registrant of its officers and directors to the full extent permitted under Section 145 of the Delaware General Corporation Law, and reads as follows:

    ARTICLE VIII:  INDEMNIFICATION

    Section 8.1. GENERAL. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

    (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the

    Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification of such expenses which such Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 8.1, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

    (d) Any indemnification under paragraphs (a) and (b) of this Section 8.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 8.1 (such person being referred to herein as an "Indemnitee"). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or
    (iii) by the stockholders.

    (e) Any Indemnitee shall be entitled to control the defense of any action, suit or proceeding against him or her which may give rise to a right of indemnification pursuant to this Article VIII, PROVIDED, HOWEVER, that the Corporation shall select counsel to conduct such defense, which counsel shall be reasonably acceptable to the Indemnitee. In the event that an Indemnitee and other parties indemnified by the Corporation (such Indemnitee and other parties indemnified being herein referred to collectively as the "Indemnified Parties") are made or threatened to be made parties to the same or similar threatened, pending or completed action, suit or proceeding, the Indemnified Parties shall not be entitled to separate counsel unless the counsel selected by the Corporation advises the Corporation that there exists such material conflicts of interests among some or all of the Indemnified Parties so as to require separate representation for some or all of the Indemnified Parties, and such counsel advises the Corporation of the basis for such conflict and the group of Indemnified Parties so affected. Upon receipt of such advice of counsel, the Corporation shall select separate counsel for such group of Indemnified Parties, which counsel shall be reasonably acceptable to such group.

    (f) Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Article VIII. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

    (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

    (h) For purposes of the Article VIII, references to the "Corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this Article VIII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employees benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

    Section 8.2.   INSURANCE.     The Corporation may purchase and maintain
    insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the General Corporation Law of the State of Delaware.

    Under a policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to its directors and officers. In addition, the Registrant's officers and directors are covered by certain directors' and officers' liability insurance policies maintained by the Registrant.


    The Registrant has entered into Indemnity Agreements with its directors and its officers which provide that the Registrant will pay any reasonable amount which an Indemnitee is legally obligated to pay because of claims which may be made against such Indemnitee by reason of the fact that such Indemnitee is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of some other entity. However, no indemnification is provided in cases involving dishonesty or improper personal profit. The payments to be made under such Indemnity Agreements include the amounts of all reasonable expenses, judgments, fines, and amounts paid in settlement, except that the Registrant is not obligated to pay fines or other fees imposed by law which the Registrant is prohibited by law from paying as an indemnity of for any other reason.

ITEM 16. EXHIBITS.

    3.13 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on August 7, 1997. (1)

    4.7 Form of Warrant Agreement between the Company and American Stock Transfer and Trust Company, including specimen Class B Warrant.*

    5.1 Opinion of Donovan Leisure Newton & Irvine regarding the legality of the Shares of Common Stock and Class A Warrants. *

    10.48 Form of Placement Agency Agreement between Company and Paramount Capital, Inc. *

    10.49 Form of Amendment No. 1 to Placement Agency Agreement between Company and Paramount Capital, Inc. *

    10.50 Form of Subscription Agreement between Company and certain Selling Stockholders. *

    23.1      Consent of Deloitte & Touche LLP. (1)

    23.2      Consent of Donovan Leisure Newton & Irvine*

    25 Powers-of-Attorney for each person executing this Registration Statement, see signature page hereof.
---------------

(1) Filed herewith.
*Previously filed

ITEM 17. UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

                   (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

    (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

    (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                   PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply to this Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 and incorporated by reference in this Registration Statement;

                   (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                   (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in said Securities Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 27, 1997.


                                  PACIFIC PHARMACEUTICALS, INC.

                                  By:  /s/ Dr. H. Laurence Shaw
                                       ------------------------
                                       Dr. H. Laurence Shaw,
                                       President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                  Title                       Date
---------                                  -----                       ----

OFFICERS

/s/ DR. H. LAURENCE SHAW     President and                      August 27, 1997
------------------------     Chief Executive Officer
Dr. H. Laurence Shaw         (Principal Executive Officer)


/s/ JAMES HERTZOG            Controller                         August 27, 1997
------------------------     (Principal Financial and
James Hertzog                Accounting Officer)


BOARD OF DIRECTORS

/s/ DR. H. LAURENCE SHAW     Chairman of the Board and          August 27, 1997
------------------------     Director
Dr. H. Laurence Shaw

         *                   Director                           August 27, 1997
------------------------
Jack H. Halperin

         *                   Director                           August 27, 1997
------------------------
Elliott H. Vernon

         *                   Director                           August 27, 1997
------------------------
Jerry A. Weisbach

         *                   Director                           August 27, 1997
------------------------
Michael S. Weiss

* By  /s/ DR. H. LAURENCE SHAW
    -------------------------
    Dr. H. Laurence Shaw
    --------------------
    ATTORNEY-IN-FACT

                                  INDEX TO EXHIBITS

Exhibit
Number                  Description
------                  -----------

3.13 Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on August 7, 1997. (1)


4.7 Warrant Agreement for Class B Warrants between the Company and American Stock Transfer and Trust Company, including specimen Class B Warrant. *


5.1 Opinion of Donovan Leisure Newton & Irvine regarding the legality of the Shares of Common Stock and Class A Warrants. *

10.48 Form of Placement Agency Agreement between Company and Paramount Capital, Inc. *

10.49 Form of Amendment No. 1 to Placement Agency Agreement between Company and Paramount Capital, Inc. *

10.50 Form of Subscription Agreement between Company and certain Selling Stockholders. *

23.1     Consent of Deloitte & Touche LLP. (1)

23.2     Consent of Donovan Leisure Newton & Irvine*

25       Powers-of-Attorney*

----------
(1) Filed herewith.
*  Previously filed